Exhibit 5.1
                Opinion of Larkin, Hoffman, Daly & Lindgren, Ltd.
June 14, 2000

Shuffle Master, Inc.
10901 Valley View Road
Eden Prairie, Minnesota  55344

Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by Shuffle Master, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of up to 50,000 shares of the Company's Common Stock (the "Shares") which may be issued upon the exercise of stock options (collectively, the "Options") granted pursuant to two separate consulting agreements. One such consulting agreement, which grants options for up to 40,000 shares, is between the Company and David Sklansky ("Sklansky"). The other such consulting agreement, which grants options for up to 10,000 shares, is between the Company and Gaming Venture Corp., U.S.A. Gaming Venture Corp., U.S.A., has assigned its option rights to Alan R. Woinski ("Woinski"), the President of Gaming Venture Corp., U.S.A. (collectively, Sklansky and Woinski are referred to herein as the "Consultants"). (Such consultant agreements are collectively referred to herein as the "Consultant Agreements.")

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Consultant Agreements, the Company's Articles of Incorporation, as amended, the Company's Bylaws and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

The Shares of Common Stock of the Company to be issued upon the exercise of the Options are validly authorized and, assuming (a) the Shares of Common Stock issuable will be validly authorized on the dates of exercise, (b) the Consultant Agreements will have been duly executed, issued and delivered and will constitute the legal, valid and binding obligations of the Company, and will (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with its terms, (c) no change occurs in the applicable law or the pertinent facts after the date of this letter, when (d) the pertinent provisions of applicable state and federal securities laws as may be applicable have been complied with, and (e) the Options are exercised in accordance with the terms of the Consultant Agreements, the Shares of Common Stock issuable will be validly issued, fully paid and nonassessable.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Larkin, Hoffman, Daly & Lindgren, Ltd.

LARKIN, HOFFMAN, DALY & LINDGREN, Ltd.



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